CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of The Gabelli Healthcare & WellnessRx Trust of our report dated February 28, 2017, relating to the financial statements and financial highlights, which appears in The Gabelli Healthcare & WellnessRx Trust’s Annual Report on Form N-CSR for the year ended December 31, 2016. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

November 27, 2017